EXHIBIT 4.1

                    THE PENN TRAFFIC COMPANY

                 1997 PERFORMANCE INCENTIVE PLAN


1.   PURPOSES OF THE PLAN.

          This Performance Incentive Plan, first adopted November 21, 1996 and amended and restated as of April 1, 1997, shall be known as "The Penn Traffic Company 1997 Performance Incentive Plan" (hereinafter referred to as the "Plan"). The purposes of the Plan are to further the long-term growth of The Penn Traffic Company (the "Corporation"), to the benefit of its stockholders, by providing incentives to the officers, employees and independent contractors of the Corporation and its subsidiaries who will be largely responsible for such growth, and to assist the Corporation and its subsidiaries in attracting and retaining executives of experience and ability on a basis competitive with industry practices. The Plan permits the Corporation to provide incentive compensation of the types commonly known as restricted stock, stock options and phantom stock, as well as other types of incentive compensation. For purposes of this Plan, "Award" shall mean and include any Option, SAR, Restricted Stock, Common Stock granted as a bonus or in lieu of other awards, other Stock-Based Award, Tax Bonus, or other cash payments granted to a participant under the Plan.

2.   ADMINISTRATION OF THE PLAN.

          The Plan shall be administered by the Personnel and Compensation Committee of the Board of Directors of the Corporation (the "Committee"). Subject to the provisions of the Plan, the Committee shall have exclusive power to select the officers, employees and independent contractors of the Corporation and its subsidiaries to participate in the Plan; to determine the type, size and terms of Awards to be made to each participant selected, to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Common Stock, other Awards or other property, or an Award may be cancelled, forfeited, or surrendered; to determine whether, and to certify that, performance goals to which the settlement of an Award is subject are satisfied; to correct any defect or supply any omission or reconcile any inconsistency in the Plan, and to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and to make all other determinations as it may deem necessary or advisable for the administration of the Plan. The Committee's interpretation of the Plan, any Awards granted thereunder or any Award Agreements shall be final and binding on all parties concerned, including the Corporation and any participant. Any action of the Committee in administering the Plan shall be final, conclusive and binding on all persons, including the Corporation, its subsidiaries, employees, participants, persons claiming rights from or through participants and stockholders of the Corporation.

3.   PARTICIPATION.

          Participants in the Plan shall be selected by the Committee from among the officers, employees and independent contractors of the Corporation and its subsidiaries. The term "subsidiary" shall mean any corporation, partnership, joint venture or other business entity a majority of whose outstanding voting securities is beneficially owned, directly or indirectly, by the Corporation. Participants may receive multiple Awards under the Plan.

4.   AWARDS.

     (a) TYPES. Awards under the Plan may include, but need not be limited to, cash and/or shares of the Corporation's common stock, $1.25 par value ("Common Stock"), rights to receive cash and/or shares of Common Stock, and options ("Options") to purchase shares of Common Stock, including options designated as qualifying as incentive stock options ("Incentive Stock Options" or "ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), and options not intended so to qualify. The terms of any Option granted under the Plan as an ISO shall comply in all respects with the provisions of Section 422 of the Code, including, but not limited to, the requirement that no ISO shall be granted more than ten years after the effective date of the Plan. The Committee may also make any other type of Award deemed by it to be consistent with the purposes of the Plan.

     (b) VESTING, PERFORMANCE REQUIREMENTS AND FORFEITURE. In granting any Awards, the Committee (1) may specify that the right to exercise such Awards or the right to receive payment of such cash and/or shares of Common Stock or to retain any shares of Common Stock so transferred shall be conditional upon the fulfillment of specified conditions, including, without limitation, completion of specified periods of service in the employ of the Corporation or its subsidiaries, and the achievement of specified business and/or personal performance goals, and (2) may provide for the forfeiture of all or any portion of any such Awards in specified circumstances. The Committee may also specify by whom and/or in what manner the accomplishment of any such performance goals shall be determined.

     (c) AGREEMENTS. Awards under the Plan shall be evidenced by an agreement (an "Award Agreement"), which, subject to the provisions of the Plan, may contain such terms and conditions as may be approved by the Committee, and shall be executed by an officer on behalf of the Corporation and by the recipient of the Award.

5.   SHARES OF STOCK SUBJECT TO THE PLAN.

          Subject to adjustment as provided in Section 7(a) hereof, the number of shares of Common Stock which may be paid to participants under the Plan and/or purchased pursuant to Options granted under the Plan shall not exceed an aggregate of one million five hundred thousand (1,500,000) shares. In the event that any shares of Common Stock subject to an Award are forfeited or such Award is settled in cash or otherwise terminated for any reason without an actual distribution of shares of Common Stock to the participant, such shares may again be awarded under the Plan. If the terms of any Award allow a participant to acquire or receive payment with regard to a stated number or maximum number of shares of Common Stock by alternatively exercising Options or receiving cash and/or shares pursuant to other forms of Awards or forfeiting without consideration any Restricted Stock (whether or not any of the foregoing shall have been granted at the same or at a different time), the total number of shares of Common Stock which shall be deemed granted shall be limited to only the maximum number which can be so acquired or received. Shares to be delivered or purchased under the Plan may be either authorized but unissued shares of Common Stock or shares of Common Stock held by the Corporation as treasury shares.

6.   OPTIONS AND OTHER AWARDS.

     (a) TERM OF OPTIONS. The term of any Option shall be determined by the Committee, but in no event shall any Option designated as an Incentive Stock Option be exercisable more than ten years after the date on which it was granted.

     (b) OPTION PRICE; FAIR MARKET VALUE. The price ("Option Price") at which shares of Common Stock may be purchased pursuant to any Option shall be determined by the Committee at the time the Option is granted, but in no event shall the Option Price be less than 100 per cent of the Fair Market Value of such shares on the date the Option is granted. For all purposes of the Plan, "Fair Market Value" is the mean of the high and low sales prices of the Common Stock on the relevant date as reported on the stock exchange or market on which the Common Stock is primarily traded, or, if no sale is made on such date, then "Fair Market Value" is a weighted average of the mean of the high and low sales prices of the Common Stock on the next preceding day and the next succeeding day on which such sales were made as reported on the stock exchange or market on which the Common Stock is primarily traded.

     (c) PAYMENT UPON EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, whether the Option Price shall be paid in cash or by the surrender at Fair Market Value of Common Stock, or by any combination of cash and shares of Common Stock, including, without limitation, cash, Common Stock, other Awards, or other property (including notes or other contractual obligations of participants to make payment on a deferred basis, such as through "cashless exercise" arrangements, to the extent permitted by applicable law), and the methods by which Common Stock will be delivered or deemed to be delivered to participants. Upon exercise of an Option, the Option Price shall be payable to the Corporation in cash, or, at the discretion of the Committee, in shares of Common Stock valued at the Fair Market Value thereof on the date of payment, or in a combination of cash and shares of Common Stock.

     (d) SURRENDER OF OPTIONS. The Corporation may, if the Committee so determines, accept the surrender by a participant, or the personal representative of a participant, of an Option, in consideration of a cash payment by the Corporation equal to the difference obtained by subtracting the aggregate Option Price from the aggregate Fair Market Value of the Common Stock covered by the Option on the date of such surrender, or partly in shares of Common Stock and partly in cash.

     (e) RESTRICTED STOCK. The Committee is authorized to award shares of Common Stock which are, in accordance with this Section
6(e), subject to restrictions and a risk of forfeiture
("Restricted Stock") to participants on the following terms and conditions:

          (i) RESTRICTED PERIOD. Restricted Stock awarded to a participant shall be subject to such restrictions on transferability and other restrictions for such periods as shall be established by the Committee, in its discretion, at the time of such Award, which restrictions may lapse separately or in combination at such times, under such circumstances, or otherwise, as the Committee may determine.

          (ii)  FORFEITURE.  Restricted Stock shall be
forfeitable to the Corporation upon termination of employment during the applicable restricted periods. The Committee, in its discretion, whether in an Award Agreement or anytime after an Award is made, may accelerate the time at which restrictions or forfeiture conditions will lapse or remove any such restrictions, including upon death, disability or retirement, whenever the Committee determines that such action is in the best interests of the Corporation.

          (iii) CERTIFICATES FOR STOCK. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the participant, such certificates may bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

          (iv) RIGHTS AS A SHAREHOLDER. Subject to the terms and conditions of the Award Agreement, the participant shall have all the rights of a stockholder with respect to shares of Restricted Stock awarded to him or her, including, without limitation, the right to vote such shares and the right to receive all dividends or other distributions made with respect to such shares. If any such dividends or distributions are paid in Common Stock, the Common Stock shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which the Common Stock has been distributed.

     (f) STOCK APPRECIATION RIGHTS. The Committee is authorized to grant to participants a right ("Stock Appreciation Rights" or "SARs") to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Common Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee as of the date of grant of the SAR, which grant price (except as provided in Section 6(j)) shall not be less than the Fair Market Value of one share of Common Stock on the date of grant. The Committee shall determine the time or times at which an SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Common Stock will be delivered or deemed to be delivered to participants, whether or not an SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR.

     (g)  BONUS STOCK AND AWARDS IN LIEU OF CASH OBLIGATIONS.
The Committee is authorized to grant Common Stock as a bonus, or to grant Common Stock or other Awards in lieu of Corporation or subsidiary obligations to pay cash or deliver other property under other plans or compensatory arrangements; provided that, in the case of participants subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such cash amounts are determined under such other plans in a manner that complies with applicable requirements thereof and of the rules promulgated pursuant thereto so that the acquisition of Common Stock or Awards hereunder shall be exempt from Section 16(b) liability. Common Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

     (h) OTHER STOCK-BASED AWARDS. The Committee is authorized, subject to limitations under applicable law, to grant to participants rights denominated or payable in, or valued in whole or in part by reference to the market value of, Common Stock ("Stock-Based Awards"), including, but not limited to, any Option, SAR, Restricted Stock, Common Stock granted as a bonus or Awards in lieu of cash obligations, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of such Stock-Based Awards. Common Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration and paid for at such times, by such methods, and in such forms including, without limitation, cash, Common Stock, other Awards, or other property, as the Committee shall determine.

     (i) CASH PAYMENTS AND TAX BONUSES. The Committee is authorized to grant cash payments to participants, whether awarded separately or as a supplement to any Award. The Committee is further authorized, subject to limitations under applicable law, to grant to a participant a payment in cash, in the year in which an amount is included in the gross income of a participant in respect of an Award, of an amount equal to the federal, foreign, if any, and applicable state and local income and employment tax liabilities payable by the participant as a result of (i) the amount included in gross income in respect of the Award and (ii) the payment of the amount in clause (i) and the amount in this clause (ii) (a "Tax Bonus"). For purposes of determining the amount to be paid to a participant as a Tax Bonus, the participant shall be deemed to pay federal, foreign, if any, and state and local income taxes at the highest marginal rate of tax imposed upon ordinary income for the year in which an amount in respect of the Award is included in gross income, after giving effect to any deductions therefrom or credits available with respect to the payment of any such taxes. The Committee shall determine the terms and conditions of such Awards of Tax Bonuses and other cash payments.

     (j)  ADDITIONAL PROVISIONS APPLICABLE TO AWARDS

          (i) STAND-ALONE, ADDITIONAL, TANDEM, AND SUBSTITUTE AWARDS. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan or any award granted under any other plan of the Corporation or any subsidiary, or any business entity acquired by the Corporation or any subsidiary, or any other right of a participant to receive payment from the Corporation or any subsidiary (all of the foregoing being referred to for purposes of this subparagraph (j) as "Awards"). If an Award is granted in substitution for another Award, the Committee shall require the surrender of such other Award in consideration for the grant of the new Award. Awards granted in addition to, or in tandem with other Awards may be granted either as of the same time as, or a different time from, the grant of such other Awards. The per share Option Price of any Option, grant price of any SAR, or purchase price of any other Award conferring a right to purchase Common Stock:

          (A)  granted in substitution for an outstanding
     Award, shall be not less than the lesser of (A) the Fair Market Value of a share of Common Stock at the date such substitute Award is granted or (B) such Fair Market Value at that date, reduced to reflect the Fair Market Value at that date of the Award required to be surrendered by the participant as a condition to receipt of the substitute Award; or

          (B)  retroactively granted in tandem with an
     outstanding Award, shall not be less than the lesser of the Fair Market Value of a share of Common Stock at the date of grant of the later Award or at the date of grant of the earlier Award.

          (ii) EXCHANGE AND BUY OUT PROVISIONS. The Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Common Stock, other Awards (subject to clause (i) of this Section 6(j)), or other property based on such terms and conditions as the Committee shall determine and communicate to a participant at the time that such offer is made.

          (iii) PERFORMANCE CONDITIONS. The right of a participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee.

          (iv) TERM OF AWARDS. The term of each Award shall, except as provided herein, be for such period as may be determined by the Committee; provided, however, that in no event
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shall the term of any ISO, or any SAR granted in tandem
therewith, exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

          (v) FORM OF PAYMENT. Subject to the terms of the Plan and any applicable agreement with a participant, payments or transfers to be made by the Corporation or a subsidiary upon the grant or exercise of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Common Stock, other Awards, or other property (and may be made in a single payment or transfer, in installments, or on a deferred basis), in each case determined in accordance with rules adopted by, and at the discretion of, the Committee. (Such payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installments or deferred payments.) The Committee, in its discretion, may accelerate any payment or transfer upon a change in control as defined by the Committee. The Committee may also authorize payment upon the exercise of an Option by net issuance or other cashless exercise methods.

          (vi) LOAN PROVISIONS. With the consent of the Committee, and subject at all times to laws and regulations and other binding obligations or provisions applicable to the Corporation, the Corporation may make, guarantee, or arrange for a loan or loans to a participant with respect to the exercise of any Option or other payment in connection with any Award, including the payment by a participant of any or all federal, foreign, if any, state, or local income or other taxes due in connection with any Award. Subject to such limitations, the Committee shall have full authority to decide whether to make a loan or loans hereunder and to determine the amount, terms, and provisions of any such loan or loans, including the interest rate to be charged in respect of any such loan or loans, whether the loan or loans are to be with or without recourse against the borrower, the terms on which the loan is to be repaid and the conditions, if any, under which the loan or loans may be forgiven.

          (vii) CHANGE OF CONTROL. In the event of a Change of Control of the Corporation, all Awards granted under the Plan (including Performance-Based Awards, as defined below) that are still outstanding and not yet vested or exercisable or which are subject to restrictions shall become immediately 100% vested in each participant or shall be free of any restrictions, as of the first date that the definition of Change of Control has been fulfilled, and shall be exercisable for the remaining duration of the Award. All Awards that are exercisable as of the effective date of the Change of Control will remain exercisable for the remaining duration of the Award. A "Change of Control" shall mean an event or series of events by which (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) (other than Riverside Acquisition Company, Limited Partnership ("RAC"), Miller Tabak Hirsch + Co. ("MTH") or any Affiliate of either thereof) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the outstanding shares of Common Stock of the Corporation or securities representing 50% or more of the combined voting power of the Corporation's voting securities, (ii) the Corporation consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into the Corporation, in each case pursuant to a transaction (other than a transaction between the Corporation and its subsidiaries).

(A) after giving effect to which persons who were Directors of the Corporation immediately prior to the transaction do not constitute a majority of the Board of Directors of the successor or survivor entity and (B) in which the outstanding voting securities of the Corporation are changed into or exchanged for cash, securities or other property, with the effect that all or substantially all of the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation, or
(iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Corporation's Board of Directors (together with any new or replacement directors whose election by the Corporation's Board of Directors, or whose nomination for election by the Corporation's shareholders was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the directors then in office.

          (viii) AWARDS TO COMPLY WITH SECTION 162(m). The Committee may (but is not required to) grant an Award pursuant to the Plan to a participant who, in the year of grant, may be a "covered employee," within the meaning of Section 162(m) of the Code, which is intended to qualify as "performance-based compensation" under Section 162(m) of the Code (a "Performance-Based Award"). The right to receive a Performance-Based Award, other than Options and SARs granted at not less than Fair Market Value, shall be conditional upon the achievement of performance goals established by the Committee in writing at the time such Performance-Based Award is granted.
Such performance goals, which may vary from participant to participant and from Performance-Based Award to Performance-Based Award, shall be based upon the attainment by the Corporation or any subsidiary, division or department of specific amounts of, or increases in, one or more of the following, any of which may be measured either in absolute terms or as compared to another company or companies: revenues, earnings, earnings per share, operating income, cash flow, net worth, book value, stockholders' equity, financial return ratios, market performance and/or total stockholder return. Before any compensation pursuant to a Performance-Based Award is paid, the Committee shall certify in writing that the performance goals applicable to the Performance-Based Award were in fact satisfied.

          The maximum amount which may be granted as Performance-Based Awards to any participant in any calendar year shall not exceed (i) Stock-Based Awards for 500,000 shares of Common Stock (whether payable in cash or Common Stock), subject to adjustment as provided in Section 7(a) hereof, (ii) a Tax Bonus payable with respect to the Stock-Based Awards described in clause (i) and (iii) cash payments (other than Tax Bonuses) of $500,000.

7.   DILUTION AND OTHER ADJUSTMENTS.

     (a) CHANGES IN CAPITAL STRUCTURE. In the event of any subdivision or combination of the outstanding shares of Common Stock, stock dividend, capital reorganization, liquidation, reclassification of shares, merger, consolidation, or sale, lease or transfer of substantially all of the assets of the Corporation, the Board of Directors of the Corporation shall make such equitable adjustments as it may deem appropriate in the Plan and the Awards thereunder, including, without limitation, any adjustment in the total number of shares of Common Stock which may thereafter be delivered or purchased under the Plan. Agreements evidencing Options may include such provisions as the Committee may deem appropriate with respect to the adjustments to be made to the terms of such Options upon the occurrence of any of the foregoing events.

     (b) TENDER OFFERS AND EXCHANGE OFFERS. In the event of any tender offer or exchange offer, by any person other than the Corporation, for shares of Common Stock, the Committee may make such adjustments in outstanding Awards and authorize such further action as it may deem appropriate to enable the recipients of outstanding awards to avail themselves of the benefits of such offer, including, without limitation, acceleration of the exercise date of outstanding Options so that they become immediately exercisable in whole or in part, or offering to acquire all or any portion of specified categories of Options for a price determined pursuant to Section 6(d) hereof, or acceleration of the payment of outstanding awards payable, in whole or in part, in shares of Common Stock.

     (c) OTHER EVENTS. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding subparagraphs) affecting the Corporation or any subsidiary, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, no adjustment shall be made which would cause the Plan or any outstanding Option to violate Section 422(b)(1) of the Code with respect to ISOs or would adversely affect the status of a Performance-Based Award as "performance-based compensation" under Section 162(m) of the Code.

8.   MISCELLANEOUS PROVISIONS.

     (a) RIGHT TO AWARDS. No employee or other person shall have any claim or right to be granted any Award under the Plan.

     (b) NO ASSURANCE OF EMPLOYMENT. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation or any subsidiary.

     (c) COSTS AND EXPENSES. All costs and expenses incurred in administering the Plan shall be borne by the Corporation.

     (d)  UNFUNDED PLAN.  The Plan shall be unfunded.  The
Corporation shall not be required to establish any special or separate fund nor to make any other segregation of assets to assure the payment of any Award under the Plan.

     (e) WITHHOLDING TAXES. The Corporation shall have the right to deduct from all Awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such payments and, with respect to Awards paid in Common Stock, to require the payment (through withholding from the employee's salary or otherwise) of any such taxes, but the Committee may make such arrangements for the payment of such taxes as the Committee in its discretion shall determine, including payment with shares of Common Stock.

     (f) ASSIGNMENT OR TRANSFER. No Awards under the Plan nor any rights or interests therein shall be assignable or transferable by the recipient thereof except, in the event of a participant's death, to his designated beneficiary as hereinafter provided, or by will or the laws of descent and distribution. During the lifetime of the participant, Awards under the Plan requiring exercise shall be exercisable only by such holder or by the guardian or legal representative of such holder. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Awards or other rights or interests of a participant granted pursuant to the Plan (other than an ISO) be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the
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benefit of such immediate family members and to partnerships in which such family members are the only partners. The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the rights of the participant, and to receive any distribution, with respect to any Award upon the death of the participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

     (g) NATURE OF BENEFITS. Awards under the Plan, and payments made pursuant thereto, are not a part of salary or base compensation.

     (h) COMPLIANCE WITH LEGAL REQUIREMENTS. The obligation of the Corporation to issue or deliver shares of Common Stock upon exercise of Options or otherwise shall be subject to satisfaction of all applicable legal and securities exchange requirements, including, without limitation, the provisions of the Securities Act of 1933, as amended, and the Exchange Act. The Corporation shall endeavor to satisfy all such requirements in such a manner as to permit at all times the exercise of all outstanding Options in accordance with their terms and to permit the issuance and delivery of shares of Common Stock whenever provided for by the terms of any award made under the Plan.

     (i) DISCRETION. In exercising, or declining to exercise, any grant of authority or discretion hereunder, the Committee may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Committee alone and in its sole judgment deems appropriate and without regard to the effect such exercise, or declining to exercise such grant of authority or discretion, would have upon the affected participant, any other participant, any employee, the Corporation, any subsidiary, any stockholder or any other person.

9.   AMENDMENT OR TERMINATION OF THE PLAN.

          The Board of Directors of the Corporation, without the consent of any participant, may at any time terminate or from time to time amend the Plan in whole or in part, provided,
                                                 --------
however, that no such action shall adversely affect any rights or
-------
obligations with respect to any Awards theretofore made under the Plan, and provided further, that no amendment, without approval
          -------- -------
of the holders of Common Stock by an affirmative vote of a majority of the shares of Common Stock voted thereon in person or by proxy, shall (i) increase the aggregate number of shares subject to the Plan (other than increases pursuant to Section 7 hereof), (ii) increase the maximum term for which Options may be issued under the Plan, (iii) decrease the minimum Option Price at which ISOs may be issued under the Plan, or (iv) materially modify the requirements for eligibility to participate in the Plan. The Committee may amend outstanding agreements evidencing Awards under the Plan, and may amend the terms of Awards not evidenced by such agreements, in any manner not inconsistent with the terms of the Plan. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that without the consent of
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an affected participant, no such amendment, alteration,
suspension, discontinuation, or termination of any Award may materially and adversely affect the rights of such participant under such Award.

          The foregoing notwithstanding, any performance condition specified in connection with an Award shall not be deemed a fixed contractual term, but shall remain subject to adjustment by the Committee, in its discretion at any time in view of the Committee's assessment of the Corporation's strategy, performance of comparable companies, and other circumstances, except to the extent that any such adjustment to a performance condition would adversely affect the status of a Performance-Based Award as "performance-based compensation" under
Section 162(m) of the Code.

10.  EFFECTIVE DATE AND TERM OF PLAN.

          This Plan shall be effective as of November 21, 1996, and shall be submitted for approval by the stockholders of the Corporation at the 1997 Annual Meeting of Stockholders. Unless otherwise specified in the terms of any particular Award when such Award is made, any Award granted after the effective date hereof and prior to the submission of this Plan for approval by the stockholders of the Corporation at the 1997 Annual Meeting of Stockholders shall continue to be outstanding and may be exercised in accordance with its terms; provided, however, that
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if this Plan shall be disapproved by the stockholders of the
Corporation at the 1997 Annual Meeting of Stockholders, no Award shall be made hereunder after the date of such disapproval. The Plan shall terminate at the close of business on the date on which all of the shares of Common Stock provided for under the Plan have been used, unless sooner terminated by action of the Board of Directors of the Corporation. No Award may be granted hereunder after termination of the Plan, but such termination shall not affect the validity of any award then outstanding.

11.  LAW GOVERNING.

          The validity and construction of the Plan and any agreements entered into thereunder shall be governed by the laws of the State of New York, but without regard to the conflict laws of the State of New York, except to the extent that such conflict laws require application of the laws of the State of Delaware.